EXHIBIT 99.2

May 3, 2000

TO:     The Board of Directors of Mannatech Incorporated

Re:      Proposal for Reorganization of Board, Leadership

Gentlemen:

As you are aware, I have resigned as an officer and director of the Company effective immediately. As a shareholder, I would like to see the Company succeed. In order for this to happen, I believe the following actions should be authorized by the board and agreed to by the individuals referenced as soon as is possible:

          Charles E. Fioretti, Chris T. Sullivan, Tony Canale, and Steven A. Barker, Ph.D. should immediately resign as directors of the Company.

At least two, new, qualified, independent directors having no prior business or other association with the current leadership group should be added to the board.

All executive employment agreement provisions for severance payments should be reduced to one year.

All remaining executive and board members should agree to limit sales of their shares of Common Stock so long as they are associated with the Company to an amount allowed by a policy adopted by the board.

All shares of Common Stock owned by Charles E. Fioretti and William Fioretti should be purchased by the company at a price equal to the lessor of $2.00 per share or 80% of the market price at the time a transaction is agreed upon, to be paid for with a cash down payment in the amount specified below and with the remainder payable over a period of eight years pursuant to an unsecured promissory note bearing interest at a rate of 8% per year.

The Company should devote an amount of cash not to exceed $4 million to achieve the resignations of officers and the termination of excessive severance benefits, with the remainder being applied to the initial payment for the Common Stock owned by the Fiorettis. I believe that this amount can be spared by the Company at this time without impairing its ability to continue to build its US and foreign sales forces.

I believe the pattern of continuing sales of Common Stock by members of management combined with my demotion will accelerate the unrest and concern that has been expressed by our leading sales associates over the past several months.

The board has a clear duty to the Company and its shareholders to take action to prevent a further erosion of the Company's economic prospects. My concern of these problems has been rejected or ignored by the existing leadership of the Company, which is what precipitated my resignation and the proposal contained in this letter. As a shareholder, it is my hope that the remaining members of the board will consider carefully their obligations under these circumstances.

If prompt action is taken as I have suggested, I will be willing to return to the Company as its Chairman of the Board and as its senior executive officer to work with the board to recharge the sales associates and to reverse the course that the Company is now on. If you are not prepared to act on these recommendations, I will reluctantly begin the process of considering other avenues of employment.

If you have any questions about this proposal, please contact my counsel, Michael Tankersley (214 758 1066) or Christopher Rentzel (214 758 1078) of Bracewell & Patterson, LLP.
Sincerely,

/s/ Sam Caster Sam Caster